Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Peter Rahmer	Camille Payne
Trout Group	Kaleidoscope Marketing Group
415-392-3385	212-284-7669

Response Genetics Reports Full Year 2007 and Fourth Quarter Financial Results
Conference Call Today at 5 p.m. ET

LOS ANGELES, March 26, 2008 -- Response Genetics, Inc. (NASDAQ: RGDX) a company focused on the development of molecular diagnostic tests for cancer, today announced its consolidated financial results for the twelve months ended December 31, 2007 and the fourth quarter of 2007.

“During the fourth quarter of 2007, Response Genetics made great strides to get the ERCC1 test ready for its first quarter 2008 launch,” said Kathleen Danenberg, President and CEO of Response Genetics. “I’m happy to report that not only did we launch ERCC1 in March 2008, but we also expanded our test offerings in the form of ResponseDX: Lung™ and ResponseDX: Colon™, which includes tests for KRAS mutation status, RRM1 gene expression, EGFR amplification, and TS gene expression. The added tests will give both physicians and their patients invaluable information for planning their therapies for non-small cell lung cancer and colorectal cancer. We look forward to expanding the use of ResponseDX tests and further developing our diagnostic pipeline.”

Financial Results for Twelve Months Ended December 31, 2007

Total revenue increased by 30% to $7.8 million in the twelve months ended 2007, compared to $6.0 million in the twelve months of 2006. This increase was primarily generated by the Company's existing pharmaceutical contracts related to pharmacogenomic testing services, and the introduction of new testing services being offered by Response Genetics to its pharmaceutical clients.

Cost of revenue for the twelve months ended in 2007 was $4.0 million compared with $2.5 million for the twelve months of 2006. Research and development expenses were $2.5 million for the twelve months of 2007, compared with $1.3 million for the same period in the prior year. General and administrative expenses were $6.8 million for the twelve months of 2007 compared to $4.0 million for the same period in 2006. Total operating expenses for the twelve months of 2007 increased to $13.3 million, compared with $7.7 million for the same period last year. The increases in operating expenses were primarily due to: (1) non-cash, stock-based compensation to employees and new personnel to support the Company’s growth totaled approximately $2.1 million, (2) operating costs related to the start up and continuing operation of the European laboratory totaled approximately $1.5 million, (3) costs involving the new testing services the Company is offering and additional reagents and supplies totaled approximately $900,000, (4) increases in maintaining the Company’s intellectual property portfolio, costs related to the completion of the Company’s IPO, and costs associated with being a public company, additional depreciation on fixed asset purchases all totaled approximately $1.1 million.

Response Genetics' net loss for the twelve months ended 2007 was $5.5 million or $0.78 per share, compared with a net loss of $2.3 million, or $0.84 per share, for the twelve months of 2006.

Financial Results for the Fourth Quarter Ended December 31, 2007

Total revenue increased by 11% to $2.4 million in the fourth quarter of 2007, compared to $2.2 million in the fourth quarter of 2006. Cost of revenue for the fourth quarter of 2007 was $1,129,473, compared with $834,169 for the fourth quarter of 2006. Research and development expenses were $566,293 for the fourth quarter of 2007, compared with $399,184 for the same period in the prior year. General and administrative expenses of $1.8 million for the fourth quarter of 2007 increased from $1.7 million for the fourth quarter of the prior year. Total operating expenses for the fourth quarter of 2007 increased to $3.5 million, compared with $2.9 million for the same period last year.

Cash and Cash Equivalents

Cash and cash equivalents at December 31, 2007 were $17.0 million compared to $4.9 million at December 31, 2006.

Recent Clinical Development Highlights

In March 2008, Response Genetics, Inc. also expanded its test offerings to include ResponseDX: Lung™ (ERCC1, RRM1, KRAS, EGFR) and ResponseDX: Colon™ (ERCC1, KRAS, TS) to select medical institutions and practice groups through its CLIA-registered laboratory. Response Genetics, Inc. owns multiple patents for the proprietary PCR-based analysis of ERCC1 and TS as biomarkers for platinum-based chemotherapy.

The complete genetic tests offered for patients with NSCLC or CRC comprise:

ERCC1 Gene Expression
Available in ResponseDX: Lung™ and ResponseDX: Colon™: This test measures ERCC1 gene expression, a molecular marker to identify NSCLC and CRC patients who may or may not benefit from platinum-based therapy.

KRAS Mutation Analysis
Available in ResponseDX: Lung™ and ResponseDX: Colon™: This test determines whether or not the K-ras gene (KRAS) contains mutations. A mutated KRAS is a very strong predictor of non-response and no benefit from the epidermal growth factor receptor (EGFR) inhibitors erlotinib and gefitinib.

EGFR Amplification
Available in ResponseDX: Lung™: This test measures the number of copies (gene amplification) of EGFR. A high number of gene copies has been shown to correlate with increased response of NSCLC to the EGFR inhibitors erlotinib and gefitinib.

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RRM1 Gene Expression
Available in ResponseDX: Lung™: This test measures RRM1 gene expression, a molecular marker to identify NSCLC patients who may or may not benefit from chemotherapy regimens that include gemcitabine.

TS Gene Expression
Available in ResponseDX: Colon™: This test determines the level of gene expression of thymidylate synthase (TS) in tumor tissue. TS expression is a predictor of response to fluoropyrimidine-based chemotherapy.

ResponseDX: Lung™ and ResponseDX: Colon™ are PCR-based tests that help guide therapeutic treatment decisions in patients with non-small cell lung cancer (NSCLC) and colorectal cancer (CRC). All of these tests can be performed on one formalin-fixed paraffin-embedded (FFPE) tumor tissue sample, which eliminates the need for additional tumor samples. The tests are currently in their initial launch phase and are available only to pre-qualified institutions at this time.

During this initial launch, Response Genetics, Inc. is gathering additional data about the utility of these genetic tests, including ERCC1 gene expression, in the treatment of NSCLC and CRC; clinical practice activities such as sample acquisition, logistics, patient and physician communication; and the use of the test in normal clinical practice related to NSCLC and CRC.

Although the focus of Response Genetics, Inc. is currently ResponseDX: Lung™ and ResponseDX: Colon™ the Company continues to move the rest of the diagnostic pipeline along for additional tumor types. Since platinum-based therapies are standard of care for about 500,000 newly diagnosed cancer patients per year in the United States, Response Genetics, Inc. is validating the use of single gene tests in other tumor types such as gastric, ovarian, and esophageal cancers.

To access the teleconference, please follow these instructions.

Teleconference Information:
Toll Free: 1-877-407-8033
International: 1-201-689-8033
Conference ID: 279501

A webcast of this event is available at http://www.investorcalendar.com/IC/CEPage.asp?ID=127528

A replay of this teleconference is available until 4/5/2008. To access the replay, follow these instructions:

Toll Free: 1-877-660-6853
International: 1-201-612-7415
Passcodes: Account #: 286 and Conference ID #: 279501

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About Response Genetics, Inc.

Response Genetics, Inc. (RGI) (the “Company”) is engaged in the research and development of pharmacogenomic cancer diagnostic tests based on its proprietary and patented technologies. RGI's technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin embedded specimens. RGI currently generates revenue primarily from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company was founded in 1999 and its principal headquarters are located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of Response Genetics, Inc. (the "Company") related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company to analyze cancer samples, the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, the ability of the Company to make its ResponseDX: Lung and ResponseDX: Colon tests, including its ERCC-1 molecular diagnostic test available in the first quarter of 2008, or at all, and other statements identified by words such as "projects," "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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RESPONSE GENETICS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2006	2007
ASSETS
Current assets
Cash and cash equivalents	$4,930,123	$17,024,209
Accounts receivable	1,288,255	4,206,765
Prepaid expenses and other current assets	837,238	562,403
Total current assets	7,055,616	21,793,377
Property and equipment, net	1,184,963	2,593,303
Other assets	19,102	27,353
Total assets	$8,259,681	$24,414,033
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$404,008	$234,705
Accrued expenses	547,119	305,517
Accrued royalties	123,852	264,551
Accrued payroll, bonus and related liabilities	595,276	521,123
Deferred revenue	1,628,325	7,191,514
Total current liabilities	3,298,580	8,517,410
Notes payable to stockholders	716,854	—
Accrued interest on notes payable to stockholders	329,036	—
Accrued dividends	6,097,579	—
Deferred revenue, net of current portion	3,320,000	790,848
Total liabilities	13,762,049	9,308,258
Commitments and contingencies
Stockholders’ (deficit) equity
Series B Convertible Preferred Stock, $0.01 par value; 1,038,048 and 0 issued and outstanding (liquidation preference of $9 per share, or $9,342,432 plus accrued but unpaid dividends) at December 31, 2006 and December 31, 2007, respectively	10,380	—
Series A Junior Convertible Preferred Stock, $0.01 par value; 500,000 and 0 issued and outstanding (liquidation preference of $5 per share, or $2,500,000) at December 31, 2006 and December 31, 2007, respectively	5,000	—
Common stock, $0.01 par value; 20,000,000 and 50,000,000 shares authorized; 2,726,320 and 10,239,276 shares issued and outstanding at December 31, 2006 and December 31, 2007, respectively	27,263	102,393
Additional paid-in capital	9,722,273	35,356,569
Accumulated deficit	(15,267,284)	(20,320,191)
Accumulated other comprehensive loss	—	(32,996)
Total stockholders’ (deficit) equity	(5,502,368)	15,105,775
Total liabilities and stockholders’ (deficit) equity	$8,259,681	$24,414,033

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RESPONSE GENETICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended December 31,		Years Ended December 31,
2006	2007	2006	2007
(Unaudited)	(Unaudited)
Revenue	$2,199,100	$2,434,758	$6,017,025	$7,789,789
Operating expenses:
Cost of revenue	834,169	1,129,473	2,456,071	4,045,715
General and administrative	1,699,218	1,821,392	3,933,660	6,786,890
Research and development	399,184	566,293	1,261,981	2,455,044
Total operating expenses	2,932,571	3,517,158	7,651,712	13,287,649
Operating loss	(733,471)	(1,082,400)	(1,634,687)	(5,497,860)
Other income (expense):
Interest expense	(13,590)	(1,815)	(57,537)	(28,669)
Interest income	26,284	192,381	138,598	517,645
Other	17,783	—	196,783	—
Loss before income taxes	(702,994)	(891,834)	(1,356,843)	(5,008,884)
Provision for income taxes	—	19,722	800	44,023
Net loss	(702,994)	(911,556)	(1,357,643)	(5,052,907)
Preferred stock dividends	(233,560)	—	(934,244)	(412,625)
Net loss attributable to common stockholders	$(936,554)	$(911,556)	$(2,291,887)	$(5,465,532)
Net loss per share — basic	$(0.34)	$(0.09)	$(0.84)	$(0.78)
Net loss per share — diluted	$(0.34)	$(0.09)	$(0.84)	$(0.78)
Weighted-average shares — basic	2,726,320	10,239,276	2,726,320	6,987,092
Weighted-average shares — diluted	2,726,320	10,239,276	2,726,320	6,987,092

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